Exhibit 99.1

Heritage Reports Third Quarter 2020 Results

Clearwater, FL – November 2, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter 2020 financial results.

Third Quarter 2020 Highlights

•	Net loss of $5.2 million, or $0.19 per diluted share. Realized investment gains contributed approximately $15.6 million to net income, or $0.56 per diluted share.

•	Book value per share increased to $15.97, up 3.9% year-over-year.

•	Gross premiums written of $278.2 million, up 17.3% year-over-year.

•	Favorable prior year reserve development of $5.8 million.

•

Net current accident quarter weather losses of $47.3 million, up substantially from $18.7 million in the prior year quarter. Current accident quarter weather losses include $24.5 million of catastrophe losses and $22.8 million of other weather losses.

•	Total capital returned to shareholders of $1.7 million, reflecting $0.06 per share regular quarterly dividend.

•	Began writing homeowners insurance in Delaware, representing fifteenth active state.

Bruce Lucas, the Company’s Chairman and CEO, said, “While we had an unprecedented level of weather losses in the third quarter, we grew book value per share year-over year and saw strong organic growth throughout our footprint. Our top priority is bottom line profitability and we’re continuing to pursue rate increases following recent years’ elevated weather trends.

Capital Management Update

Heritage’s Board of Directors extended the Company’s existing share repurchase authorization by one year to a December 31, 2021 expiration and increased the authorization from the $23.8 million remaining to $50.0 million.

Additionally, Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on January 5, 2021 to shareholders of record as of December 15, 2020.

COVID-19 Update

We are currently monitoring the short- and long-term impacts of COVID-19. Through September 30, 2020, we saw virtually no impact to our business. As a residential property insurer, we view our business as relatively insulated from a short-term economic slowdown, as property owners and renters generally view our products as a necessity.

While we acknowledge uncertainties associated with future economic conditions, we do not expect a material impact to our business going forward. We will continue to monitor economic conditions and, in the case of a prolonged economic slowdown as a result of COVID-19, will take necessary actions to mitigate any negative impacts to our business, operations or financial results.

Results of Operations

The following table summarizes our results of operations for the three and nine months ended September 30, 2020 and 2019 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	Change		2020	2019	Change
Total revenues	$165,119	$131,699	25.4%		$433,837	$372,803	16.4%
Net (loss) income	$(5,233)	$8,133	(164.3)%		$6,519	$15,818	(58.8)%
Per Share	$(0.19)	$0.28	(167.9)%		$0.23	$0.54	(57.4)%
Book value per share	$15.97	$15.37	3.9%		$15.97	$15.37	3.9%
(Loss) Return on equity	(4.6)	%7.4%	(12.0	)pts	1.9%	4.8%	(2.9	)pts

Underwriting summary
Gross premiums written	$278,242	$237,303	17.3%		$797,776	$702,491	13.6%
Gross premiums earned	$254,982	$231,617	10.1%		$731,489	$690,165	6.0%
Ceded premiums	$(116,752)	$(107,755)	8.3%		$(338,197)	$(342,529)	(1.3)%
Net premiums earned	$138,230	$123,862	11.6%		$393,292	$347,636	13.1%
Ceded premium ratio	45.8%	46.5%	(0.7	)pts	46.2%	49.6%	(3.4	)pts
Ratios to Net Premiums Earned:
Loss ratio	86.6%	56.6%	30.0	pts	67.8%	59.4%	8.4	pts
Expense ratio	36.1%	38.9%	(2.8	)pts	38.6%	39.8%	(1.2	)pts
Combined ratio	122.7%	95.5%	27.2	pts	106.4%	99.2%	7.2	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned.    The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Third quarter 2020 net loss was $5.2 million, down from net income of $8.1 million in the prior year quarter. The decrease primarily stems from elevated weather losses, partly offset by higher realized investment gains and net premiums earned.

Gross premiums written were $278.2 million, up 17.3% year-over-year, including 18.1% growth outside Florida and 16.3% growth in Florida. All personal residential Florida growth was outside the Tri-County region and rate increases benefited top line results.

Premiums-in-force were $1.0 billion in third quarter 2020, representing a 16.9% annualized growth rate from second quarter 2020. The increase stems from the same items impacting gross premiums written.

Gross premiums earned were $255.0 million in third quarter 2020, up 10.1% from $231.6 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 45.8% in third quarter 2020, down 0.7 points from 46.5% in the prior year quarter. The decrease primarily stems from strong gross premiums earned growth, which modestly outpaced ceded premium growth.

The net loss ratio was 86.6% in third quarter 2020, up 30.0 points from 56.6% in the prior year quarter. The increase primarily stems from unusually high weather losses and worse current accident year reserve development, partly offset by better prior year reserve development.

The net expense ratio was 36.1% in third quarter 2020, down 2.8 points from 38.9% in the prior year quarter. The decrease primarily stems from a lower G&A expense ratio.

The net combined ratio was 122.7% in third quarter 2020, up 27.2 points from 95.5% in the prior year quarter. The increase stems from a higher net loss ratio, partly offset by a lower net expense ratio, as described above.

Book Value Analysis

Book value per share increased to $15.97 at September 30, 2020, up 3.9% year-over-year.

	As Of
Book Value Per Share	September 30, 2020	December 31, 2019	September 30, 2019
Numerator:
Common stockholders’ equity	$443,140	$448,799	$445,230

Denominator:
Total Shares Outstanding	27,748,606	28,650,918	28,963,841

Book Value Per Common Share	$15.97	$15.66	$15.37

Conference Call Details:

Tuesday, November 3, 2020 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Fixed maturities, available-for-sale, at fair value	$445,481	$587,256
Equity securities, at fair value	1,599	1,618
Other investments	26,774	6,375

Total investments	473,854	595,249
Cash and cash equivalents	509,596	268,351
Restricted cash	5,437	14,657
Accrued investment income	2,637	4,377
Premiums receivable, net	70,038	63,685
Reinsurance recoverable on paid and unpaid claims	424,157	428,903
Prepaid reinsurance premiums	307,997	224,102
Income taxes receivable	16,250	3,171
Deferred policy acquisition costs, net	86,140	77,211
Property and equipment, net	19,134	20,753
Intangibles, net	63,864	68,642
Goodwill	152,459	152,459
Other assets	16,827	18,110

Total Assets	$2,148,390	$1,939,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$662,997	$613,533
Unearned premiums	552,627	486,220
Reinsurance payable	240,857	156,351
Long-term debt, net	122,589	129,248
Deferred income tax, net	12,448	12,623
Advance premiums	31,618	16,504
Accrued compensation	11,617	5,347
Accounts payable and other liabilities	70,497	71,045

Total Liabilities	$1,705,250	$1,490,871

Commitments and contingencies
Stockholders’ Equity:
Common stock	3	3
Additional paid-in capital	333,332	329,568
Accumulated other comprehensive income	6,525	7,330
Treasury stock, at cost	(115,365)	(105,368)
Retained earnings	218,645	217,266

Total Stockholders’ Equity	443,140	448,799

Total Liabilities and Stockholders’ Equity	$2,148,390	$1,939,670

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES:
Gross premiums written	$278,242	$237,303	$797,776	$702,491
Change in gross unearned premiums	(23,260)	(5,686)	(66,287)	(12,326)

Gross premiums earned	254,982	231,617	731,489	690,165
Ceded premiums	(116,752)	(107,755)	(338,197)	(342,529)

Net premiums earned	138,230	123,862	393,292	347,636
Net investment income	2,817	3,655	9,783	11,157
Net realized and unrealized gains	20,355	805	20,377	3,132
Other revenue	3,717	3,377	10,385	10,878

Total revenues	165,119	131,699	433,837	372,803
EXPENSES:
Losses and loss adjustment expenses	119,718	70,052	266,769	206,490
Policy acquisition costs	31,960	26,686	92,243	79,793
General and administrative expenses	17,923	21,477	59,583	58,465

Total expenses	169,601	118,215	418,595	344,748

Operating (loss) income	(4,482)	13,484	15,242	28,055
Interest expense, net	2,251	2,401	5,939	6,502
Other non-operating loss, net	—	—	—	48

(Loss) Income before income taxes	(6,733)	11,083	9,303	21,505

(Benefit) provision for income taxes	(1,500)	2,950	2,784	5,687

Net (loss) income	$(5,233)	$8,133	$6,519	$15,818

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains on investments	2,480	4,429	19,330	19,533
Reclassification adjustment for net realized investment (gains) losses	(20,355)	(103)	(20,377)	291
Income tax (expense) benefit related to items of other comprehensive income	4,137	(1,035)	242	(4,747)

Total comprehensive (loss) income	$(18,971)	$11,424	$5,714	$30,895

Weighted average shares outstanding
Basic	27,739,839	29,109,962	28,053,959	29,329,742

Diluted	27,739,839	29,168,392	28,073,570	29,352,756

(Loss) Earnings per share
Basic	$(0.19)	$0.28	$0.23	$0.54
Diluted	$(0.19)	$0.28	$0.23	$0.54

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the impact of the COVID-19 pandemic on our business, results of operations and financial condition and our ability to navigate the uncertainty and mitigate the impact, (ii) our ability to continue to grow profitably and (iii) our ability to successfully pursue rate increases. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein; the success of the Company’s marketing initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations, including measures taken by the governmental authorities to address COVID-19, which may precipitate or exacerbate other risks and/or uncertainties; inflation and other changes in economic conditions (including changes in interest rates and financial markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com